Exhibit 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

Kezar Life Sciences, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, $0.001 par value per share, Kezar Life Sciences, Inc. 2018 Equity Incentive Plan	Other(2)	2,812,987(3)	$14.23(2)	$40,028,805.01	$0.0000927	$3,710.67
Equity	Common Stock, $0.001 par value per share, Kezar Life Sciences, Inc. 2018 Employee Stock Purchase Plan	Other(2)	375,000(4)	$14.23(2)	$5,336,250.00	$0.0000927	$494.67
Total Offering Amount					$45,365,055.01		$4,205.34
Total Fees Previously Paid							$ —
Total Fee Offsets							$ —
Net Fee Due							$4,205.34
(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of common stock that become issuable under the plans set forth herein by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without receipt of consideration which results in an increase in the number of Kezar Life Sciences, Inc.’s (the “Registrant”) outstanding shares of common stock, par value $0.001 per share (the “Common Stock”).

(2)

Estimated pursuant to Rule 457(c) and Rule 457(h) solely for the purpose of calculating the registration fee. The proposed maximum offering price per share and proposed maximum aggregate offering price are based on the average of the high and low sale prices of the Common Stock as reported on The Nasdaq Global Select Market on March 15, 2022.

(3)

Represents additional shares of Common Stock reserved for future grant under the Registrant’s 2018 Equity Incentive Plan (the “2018 Plan”) as a result of the automatic increase in shares reserved thereunder on January 1, 2022 pursuant to the terms of the 2018 Plan. The 2018 Plan provides that an additional number of shares will automatically be added annually to the shares authorized for issuance under the 2018 Plan beginning on January 1, 2019 and ending on (and including) January 1, 2028 in an amount equal to the lesser of: (a) 5% of the total number of shares of the Registrant’s capital stock outstanding on December 31 of the preceding calendar year; and (b) a number of shares of Common Stock designated by action of the Registrant’s board of directors prior to the first day of any calendar year.

(4)

Represents additional shares of Common Stock reserved for issuance under the Registrant’s 2018 Employee Stock Purchase Plan (the “ESPP”) as a result of the automatic increase in shares reserved thereunder on January 1, 2022 pursuant to the terms of the ESPP. The ESPP provides that an additional number of shares will automatically be added annually to the shares authorized for issuance under the ESPP beginning on January 1, 2019 and ending on (and including) January 1, 2028 in an amount equal to the lesser of: (a) 1% of the total number of shares of the Registrant’s capital stock outstanding on December 31 of the preceding calendar year; (b) 375,000 shares of Common Stock; and (c) a number of shares of Common Stock designated by action of the Registrant’s board of directors prior to the first day of any calendar year.